June 28, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Neuberger Berman Long Short Fund, a series of Neuberger Berman Alternative Funds (the “Trust”)

Commission File Number 811-21715

To whom it may concern:

We have received a copy of, and are in agreement with, the statements being made by the Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSRS to be filed on or about July 6, 2022, captioned “Change in Independent Auditors.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:          Mr. Joseph V. Amato, President and CEO
Neuberger Berman Funds
1290 Avenue of the Americas
New York, NY 10104